ULURU NEWS

Contact: Company
Renaat E. Van den Hooff
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

 ULURU INC. ANNOUNCES REVISED BUSINESS PLAN

Addison, Texas, June 30, 2009; ULURU Inc. (NYSE AMEX: ULU) ULURU Inc. today announced that it has restructured its operations in efforts to conserve the necessary cash to further the Company’s business.

During the past 12 months we have generated significant clinical data that has demonstrated the advantages of using Altrazeal™ in many wound settings. To effectively market Altrazeal™ to the numerous practitioners and sites of care it has been determined that significantly greater sales and marketing resources are required. Consequently, it has been determined that the Company can more effectively maximize the revenue potential of Altrazeal™ through a strategic relationship. With the extensive clinical data and successful patient outcomes that have been generated since the launch of Altrazeal™, we believe that we are in a strong position to execute on this strategic objective.

Moving forward a core management group will be supplemented by a small selection of external consultants to support our business activities. Selling efforts will continue through a network of independent sales reps.

The Company will now focus exclusively on its wound care products and technology. Non-core assets that are outside this focus will be divested.

ULURU has engaged Rodman & Renshaw, LLC to assist the Company with a number of strategic initiatives including potential strategic partnerships and fund raising.

About ULURU Inc.:
ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers with improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex™ Aggregate technology and transmucosal delivery system. For more information about Altrazeal™, please visit www.Altrazeal™.com. For more information about ULURU Inc., please visit www.uluruinc.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including statements relating to the company’s clinical results and the company’s restructuring and planned sale of non-strategic assets. These statements are subject to numerous risks and uncertainties, including but not limited to the risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and other reports filed by us with the Securities and Exchange Commission.